Exhibit 99.1

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports 3Q 2011 results

•	Consolidated Net Revenues Increased $4.9 Million (1.6%) Year Over Year to $304.5 Million

•	Consolidated Adjusted EBITDA Improved $9.1 Million (11.2%) Year Over Year to $90.3 Million

•	Consolidated Adjusted EBITDA Margin Improved 2.5 Percentage Points Year Over Year to 29.6%

•	Adjusted EPS Improved by $0.36 Year Over Year to $0.57

LAS VEGAS, Thursday, Nov. 3, 2011 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the third quarter of 2011, with continued year-over-year improvement in all key financial metrics – net revenues, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS.

“Ameristar had another record-breaking quarterly financial performance, with new high water marks hit for Adjusted EBITDA and Adjusted EPS in a third quarter and the best trailing 12-month Adjusted EBITDA in the Company’s history,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “We extended our streak of year-over-year improvement in both net revenues and Adjusted EBITDA to four quarters, and this is the third consecutive quarter in which margin improvement has resulted in more than 100% of the net revenue growth flowing through to Adjusted EBITDA. Our efforts to strengthen our business model over the last few years have proven successful.”

Please refer to the tables beginning on page 9 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Third Quarter 2011 Results

Consolidated net revenues for the third quarter improved year over year by $4.9 million, to $304.5 million. A majority of our properties improved year-over-year net revenues between 1.5% and 8.2%, with our Vicksburg (8.2%) and Council Bluffs (4.9%) properties delivering the most significant improvements. Promotional allowances decreased $6.8 million (8.6%) from the prior-year third quarter. Promotional costs were reduced as a percentage of gross gaming revenues, with an overall decrease from 24.9% in the third quarter of 2010 to 22.9% in the third quarter of 2011.

For the third quarter of 2011, consolidated Adjusted EBITDA increased $9.1 million over the prior-year quarter, to $90.3 million. Six of our properties generated improved Adjusted EBITDA on a year-over-year basis, with four of them posting double-digit percentage increases led by Vicksburg (18.8%) and St. Charles (18.1%). Notably, Council Bluffs improved year-over-year Adjusted EBITDA by $1.7 million (11.1%) on net revenue growth of $1.9 million (4.9%) while overcoming some operational inconveniences from flood conditions. Our East Chicago property achieved a 16.1% year-over-year increase in Adjusted EBITDA despite a new competitor opening in Des Plaines, Illinois during the quarter. Consolidated Adjusted EBITDA margin improved from 27.1% in the third quarter of 2010 to 29.6% in the current-year third quarter. Our efficient operating model contributed to year-over-year improvement in the Adjusted EBITDA margin at six of our properties, with increases ranging from 1.8 percentage points at Kansas City to 4.3 percentage points at St. Charles. We generated operating income of $61.1 million in the third quarter of 2011, compared to $48.7 million in the same period in 2010.

For the quarter ended September 30, 2011, we reported net income of $18.9 million, compared to net income of $11.9 million for the same period in 2010. The year-over-year improvement in net income is mostly attributable to efficient revenue flow-through driven by operating and marketing initiatives. Our Adjusted EPS of $0.57 for the quarter ended September 30, 2011 established a third-quarter record; Adjusted EPS for the 2010 third quarter was $0.21. Adjusted EPS for the 2011 third quarter was favorably impacted by $0.25 from the reduction of approximately 26.2 million shares outstanding from the April 19, 2011 share repurchase and by the efficient revenue flow-through.

Additional Financial Information

Debt. At September 30, 2011, the face amount of our outstanding debt was $1.95 billion, an increase of $406.0 million from December 31, 2010. The increase in debt was attributable to the April share repurchase and refinancing, partially offset by approximately $183 million of free cash flow applied to debt repayments in the first nine months of 2011. After taking into consideration $61.8 million in third-quarter repayments, we have $246.9 million available for borrowing under the revolving credit facility. At September 30, 2011, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 7.00:1. As of that date, our Total Net Leverage Ratio was 5.15:1, representing significant improvement over our pro forma Total Net Leverage Ratio as of March 31, 2011 of 5.95:1, which gives effect to our April 14, 2011 debt refinancing.

Capital Expenditures. For the third quarters of 2011 and 2010, capital expenditures were $19.1 million and $14.1 million, respectively.

Stock Repurchase Program. On September 15, 2011, our Board of Directors approved the repurchase of up to $75 million of Ameristar common stock through September 30, 2014. During the third quarter of 2011, we repurchased approximately 0.2 million shares of common stock at a total cost of approximately $2.7 million under the stock repurchase program. Through November 2, 2011, we have repurchased approximately 0.3 million shares of common stock, or 1% of our outstanding stock, at an average price of $16.22 per share for a total cost of $5.1 million.

Dividend. During the third quarter of 2011, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on September 15, 2011.

Outlook

For the full year 2011, the Company currently expects:

•	depreciation to range from $104.2 million to $105.2 million.

•	interest expense, net of capitalized interest, to be between $106.4 million and $107.4 million, including non-cash interest expense of approximately $6.3 million.

•	the combined state and federal income tax rate to be in the range of 41% to 43%.

•	capital spending of $65 million to $70 million.

•	non-cash stock-based compensation expense of $22.3 million to $23.3 million.

Conference Call Information

We will hold a conference call to discuss our third quarter results on Thursday, November 3, 2011 at 1:30 p.m. EDT. The call may be accessed live by dialing toll-free 800-946-0713 domestically, or 719-785-1764, and referencing pass code number 5767243. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website – www.ameristar.com – by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from 4:30 p.m. EDT, November 3, 2011 until 11:59 p.m. EST, November 17, 2011. To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada. We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES:
Casino	$312,595	$314,314	$943,576	$941,973
Food and beverage	35,805	35,444	104,125	101,379
Rooms	20,110	20,602	59,028	60,234
Other	7,538	7,499	21,951	23,681

	376,048	377,859	1,128,680	1,127,267
Less: promotional allowances	(71,541)	(78,292)	(210,336)	(232,077)

Net revenues	304,507	299,567	918,344	895,190

OPERATING EXPENSES:
Casino	135,164	137,595	404,199	407,237
Food and beverage	14,815	15,727	44,260	47,803
Rooms	3,753	4,650	10,976	13,782
Other	2,737	3,131	7,911	9,681
Selling, general and administrative	60,794	62,692	189,343	183,262
Depreciation and amortization	26,111	27,016	78,657	81,821
Impairment of goodwill	—	—	—	21,438
Impairment of other intangible assets	—	191	—	34,791
Impairment of fixed assets	—	—	—	4
Net gain on disposition of assets	(4)	(148)	(123)	(95)

Total operating expenses	243,370	250,854	735,223	799,724
Income from operations	61,137	48,713	183,121	95,466

OTHER INCOME (EXPENSE):
Interest income	1	114	3	338
Interest expense, net of capitalized interest	(27,314)	(28,065)	(79,533)	(96,564)
Loss on early retirement of debt	(15)	—	(85,311)	—
Other	(1,595)	956	(1,292)	655

INCOME (LOSS) BEFORE INCOME TAX PROVISION	32,214	21,718	16,988	(105)
Income tax provision	13,330	9,794	17,572	2,185

NET INCOME (LOSS)	$18,884	$11,924	$(584)	$(2,290)

EARNINGS (LOSS) PER SHARE:
Basic	$0.58	$0.20	$(0.01)	$(0.04)

Diluted	$0.56	$0.20	$(0.01)	$(0.04)

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11	$0.32	$0.32

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	32,815	58,188	42,790	58,003

Diluted	33,874	59,421	42,790	58,003

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	September 30, 2011		December 31, 2010
Balance sheet data
Cash and cash equivalents		$91,915		$71,186
Total assets		$2,030,377		$2,061,542
Total debt, net of discounts of $8,433
and $10,315		$1,937,640		$1,529,798
Stockholders’ (deficit) equity		$(105,704)		$351,020

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Consolidated cash flow information
Net cash provided by operating activities	$66,311	$69,776	$209,279	$177,077
Net cash provided by (used in) investing activities	$11,204	$(13,917)	$(18,675)	$(45,108)
Net cash used in financing activities	$(69,154)	$(66,496)	$(169,875)	$(141,193)

Net revenues
Ameristar St. Charles	$68,036	$65,479	$203,630	$200,579
Ameristar Kansas City	55,920	56,928	170,115	166,973
Ameristar Council Bluffs	40,654	38,759	123,849	116,141
Ameristar Black Hawk	40,105	39,499	115,060	113,963
Ameristar Vicksburg	29,586	27,335	89,961	87,489
Ameristar East Chicago	54,405	55,379	169,119	162,358
Jackpot Properties	15,801	16,188	46,610	47,687

Consolidated net revenues	$304,507	$299,567	$918,344	$895,190

Operating income (loss)
Ameristar St. Charles	$17,357	$13,544	$54,561	$44,998
Ameristar Kansas City	16,199	15,579	50,820	44,279
Ameristar Council Bluffs	14,140	12,320	43,985	36,144
Ameristar Black Hawk	10,211	8,634	27,685	25,462
Ameristar Vicksburg	9,475	7,440	30,442	26,457
Ameristar East Chicago	4,705	3,686	18,525	(46,240)
Jackpot Properties	3,509	3,851	11,223	10,288
Corporate and other	(14,459)	(16,341)	(54,120)	(45,922)

Consolidated operating income	$61,137	$48,713	$183,121	$95,466

Adjusted EBITDA
Ameristar St. Charles	$24,020	$20,333	$74,552	$64,995
Ameristar Kansas City	20,002	19,310	62,253	55,497
Ameristar Council Bluffs	16,639	14,971	50,511	44,343
Ameristar Black Hawk	14,723	13,586	41,491	40,469
Ameristar Vicksburg	13,141	11,063	41,588	37,923
Ameristar East Chicago	9,070	7,814	31,444	21,876
Jackpot Properties	4,898	5,240	15,388	14,646
Corporate and other	(12,219)	(11,100)	(36,345)	(33,786)

Consolidated Adjusted EBITDA	$90,274	$81,217	$280,882	$245,963

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating income (loss) margins (1)
Ameristar St. Charles	25.5%	20.7%	26.8%	22.4%
Ameristar Kansas City	29.0%	27.4%	29.9%	26.5%
Ameristar Council Bluffs	34.8%	31.8%	35.5%	31.1%
Ameristar Black Hawk	25.5%	21.9%	24.1%	22.3%
Ameristar Vicksburg	32.0%	27.2%	33.8%	30.2%
Ameristar East Chicago	8.6%	6.7%	11.0%	-28.5%
Jackpot Properties	22.2%	23.8%	24.1%	21.6%
Consolidated operating income margin	20.1%	16.3%	19.9%	10.7%

Adjusted EBITDA margins (2)
Ameristar St. Charles	35.3%	31.1%	36.6%	32.4%
Ameristar Kansas City	35.8%	33.9%	36.6%	33.2%
Ameristar Council Bluffs	40.9%	38.6%	40.8%	38.2%
Ameristar Black Hawk	36.7%	34.4%	36.1%	35.5%
Ameristar Vicksburg	44.4%	40.5%	46.2%	43.3%
Ameristar East Chicago	16.7%	14.1%	18.6%	13.5%
Jackpot Properties	31.0%	32.4%	33.0%	30.7%
Consolidated Adjusted EBITDA margin	29.6%	27.1%	30.6%	27.5%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended September 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$17,357	$6,462	$—	$192	$—	$—	$9	$24,020
Ameristar Kansas City	16,199	3,674	(3)	132	—	—	—	20,002
Ameristar Council Bluffs	14,140	1,896	8	137	—	—	458	16,639
Ameristar Black Hawk	10,211	4,368	—	144	—	—	—	14,723
Ameristar Vicksburg	9,475	3,500	—	159	—	—	7	13,141
Ameristar East Chicago	4,705	4,247	(9)	127	—	—	—	9,070
Jackpot Properties	3,509	1,253	—	136	—	—	—	4,898
Corporate and other	(14,459)	711	—	2,838	(1,321)	12	—	(12,219)

Consolidated	$61,137	$26,111	$(4)	$3,865	$(1,321)	$12	$474	$90,274

Three Months Ended September 30, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	Adjusted EBITDA
Ameristar St. Charles	$13,544	$6,520	$76	$193	$—	$—	$20,333
Ameristar Kansas City	15,579	3,577	(4)	158	—	—	19,310
Ameristar Council Bluffs	12,320	2,525	—	126	—	—	14,971
Ameristar Black Hawk	8,634	4,838	(32)	146	—	—	13,586
Ameristar Vicksburg	7,440	3,480	—	143	—	—	11,063
Ameristar East Chicago	3,686	4,046	3	79	—	—	7,814
Jackpot Properties	3,851	1,263	—	126	—	—	5,240
Corporate and other	(16,341)	767	—	2,346	1,081	1,047	(11,100)

Consolidated	$48,713	$27,016	$43	$3,317	$1,081	$1,047	$81,217

(1)	Deferred compensation plan expense represents the change in the Company's non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2)	River flooding expenses represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA—CONTINUED

(Dollars in Thousands) (Unaudited)

Nine Months Ended September 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$54,561	$19,454	$4	$524	$—	$—	$9	$74,552
Ameristar Kansas City	50,820	11,155	(80)	358	—	—	—	62,253
Ameristar Council Bluffs	43,985	5,657	(105)	367	—	—	607	50,511
Ameristar Black Hawk	27,685	13,433	(21)	394	—	—	—	41,491
Ameristar Vicksburg	30,442	10,451	(1)	447	—	—	249	41,588
Ameristar East Chicago	18,525	12,517	67	335	—	—	—	31,444
Jackpot Properties	11,223	3,785	13	367	—	—	—	15,388
Corporate and other	(54,120)	2,205	—	9,220	(623)	6,973	—	(36,345)

Consolidated	$183,121	$78,657	$(123)	$12,012	$(623)	$6,973	$865	$280,882

Nine Months Ended September 30, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	Adjusted EBITDA
Ameristar St. Charles	$44,998	$19,386	$90	$521	$—	$—	$64,995
Ameristar Kansas City	44,279	10,844	(48)	422	—	—	55,497
Ameristar Council Bluffs	36,144	7,850	—	349	—	—	44,343
Ameristar Black Hawk	25,462	14,652	(32)	387	—	—	40,469
Ameristar Vicksburg	26,457	11,023	14	429	—	—	37,923
Ameristar East Chicago	(46,240)	11,847	56,032	237	—	—	21,876
Jackpot Properties	10,288	3,925	78	355	—	—	14,646
Corporate and other	(45,922)	2,294	4	7,896	895	1,047	(33,786)

Consolidated	$95,466	$81,821	$56,138	$10,596	$895	$1,047	$245,963

(1)	Deferred compensation plan expense represents the change in the Company's non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2)	River flooding expenses represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income (loss), a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$18,884	$11,924	$(584)	$(2,290)
Income tax provision	13,330	9,794	17,572	2,185
Interest expense, net of capitalized interest	27,314	28,065	79,533	96,564
Interest income	(1)	(114)	(3)	(338)
Other	1,595	(956)	1,292	(655)
Net gain on disposition of assets	(4)	(148)	(123)	(95)
Impairment of goodwill	—	—	—	21,438
Impairment of other intangible assets	—	191	—	34,791
Impairment of fixed assets	—	—	—	4
Depreciation and amortization	26,111	27,016	78,657	81,821
Stock-based compensation	3,865	3,317	12,012	10,596
Deferred compensation plan expense	(1,321)	1,081	(623)	895
Loss on early retirement of debt	15	—	85,311	—
Non-operational professional fees	12	1,047	6,973	1,047
River flooding expenses	474	—	865	—

Adjusted EBITDA	$90,274	$81,217	$280,882	$245,963

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Diluted earnings (loss) per share (EPS)	$0.56	$0.20	$(0.01)	$(0.04)
Loss on early retirement of debt	—	—	1.25	—
Non-operational professional fees	—	0.01	0.14	0.01
Non-cash tax provision impact from change in Indiana
state tax rate	—	—	0.08	—
River flooding expenses	0.01	—	0.01	—
Impairment loss on East Chicago intangible assets	—	—	—	0.56

Adjusted diluted earnings per share (Adjusted EPS)	$0.57	$0.21	$1.47	$0.53

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	33,874	59,421	43,875	59,162

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors. The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, river flooding expenses and impairment loss. In future periods, the calculation of Adjusted EBITDA may be different than in this release. The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income (loss), based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of loss on early retirement of debt, non-operational professional fees, non-cash tax provision impact from state tax rate change, river flooding expenses and impairment loss. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than, or in addition to, those made in this release. The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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